Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	ABU DHABI AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON
Exhibit 5.1
August 6, 2010
020475.0235
Pride International, Inc.
5847 San Felipe, Suite 3300
Houston, Texas 77057
Ladies and Gentlemen:
          In connection with the issuance by Pride International, Inc., a Delaware corporation (the “Company”), of $900,000,000 aggregate principal amount of its 6 7/8% Senior Notes due 2020 and $300,000,000 aggregate principal amount of its 7 7/8% Senior Notes due 2040 (collectively, the “Notes”) pursuant to (a) the Registration Statement of the Company on Form S-3 (Registration No. 333-154920) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and (b) the related prospectus dated October 31, 2008, as supplemented by the prospectus supplement relating to the sale of the Notes dated August 3, 2010 (as so supplemented, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act, certain legal matters with respect to the Notes are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Current Report of the Company on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).
          The Notes are to be issued pursuant to an Indenture dated as of July 1, 2004 (the “Base Indenture”) between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as amended and supplemented by the Third Supplemental Indenture thereto to be dated as of August 6, 2010 (the “Supplemental Indenture”; the Base Indenture, as amended and supplemented by the Supplemental Indenture, is referred to herein as the “Indenture”).
          In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (i) the Certificate of Incorporation and By-laws of the Company, each as amended to date; (ii) the Underwriting Agreement (the “Underwriting Agreement”), dated as of August 3, 2010, between the Company and the several Underwriters named in Schedule I thereto (the “Underwriters”), relating to the issuance and sale of the Notes; (iii) the Registration Statement and the Prospectus; (iv) the Base Indenture and the form of Supplemental Indenture filed as an exhibit to the Form 8-K; and (v) the corporate records of the Company, including minute books of the Company, as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, we have assumed that the signatures on all documents

Pride International, Inc.	2	August 6, 2010
examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. We also have assumed that the Notes will be issued and sold in the manner set forth in the Prospectus and the Underwriting Agreement.
          On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that the Notes will, when duly executed, issued and delivered by the Company and authenticated and delivered by the Trustee in accordance with the terms of the Indenture and duly purchased and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as that enforcement is subject to any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, and general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).
          The opinion set forth above is limited in all respects to matters of the contract law of the State of New York, the General Corporation Law of the State of Delaware and applicable federal law. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Form 8-K. We also consent to the reference to our Firm under the headings “Legal Matters” and “Legal Opinions” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Baker Botts L.L.P.